Exhibit (10)
Schedule of Fees Payable to Non-Employee
Members of the Wachovia Corporation Board of Directors
Effective August 1, 2005, the compensation of Wachovia Corporation’s non-employee directors shall be:

Quarterly Director Retainer	$17,500
Quarterly Committee Chair Retainer	3,750
Quarterly Audit Committee Chair Retainer	6,250
Quarterly Lead Independent Director Retainer	6,250
Quarterly deferral to common stock account in Wachovia Corporation Deferred Compensation Plan for Non-Employee Directors	37,500

In the event more than 6 board or committee meetings are held during the fiscal year, the following fees will be paid for attendance at each such additional meeting:

Board Meeting Fee	$2,000
Committee Meeting Fee	1,500